EXHIBIT 16.1

                                BLOOM & CO., LLP
                          Certified Public Accountants
                          50 Clinton Street - Suite 502
                            Hempstead, New York 11550
                                 (516) 486-5900

January 11, 2005

Securities and Exchange Commission
450 Fifth Street NW

Washington, DC  20549

Subject: Continental Beverage and Nutrition, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated December 31, 2004, of Continental Beverage and Nutrition, Inc. (the "Registrant") and are in agreement with the statements in the second and third paragraphs thereof, and the last sentence of the fourth paragraph. We have no basis to agree or disagree with the statements contained in the first paragraph of the above referenced filing.


/s/ BLOOM & CO., LLP